                                                         Pursuant to Rule 424B3
                                                     Registration No. 333-11847


                                   PROSPECTUS

                          GENESIS HEALTH VENTURES, INC.

                         176,355 Shares of Common Stock


         The shares offered hereby (the "Shares") consist of 176,355 shares of common stock, $.02 par value per share (the "Common Stock"), of Genesis Health Ventures, Inc., a Pennsylvania corporation ("Genesis" or the "Company"), which are owned by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares may be offered from time to time by the Selling Stockholders until June 5, 1998. Genesis shall pay all expenses incident to the registration of the Common Stock, including, without limitation, the filing of this Registration Statement, including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company, and all fees and expenses incurred in connection with the listing of the Common Stock on the New York Stock Exchange. Each Selling Stockholder shall pay all expenses relating to the sale of the Shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such Selling Stockholder. Genesis will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

         The Selling Stockholders have not advised Genesis of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the New York Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The Company's Common Stock is quoted on the New York Stock Exchange under the symbol "GHV." On December 16, 1996, the last reported closing price of the Common Stock was $29.50 per share.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


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                THE DATE OF THIS PROSPECTUS IS DECEMBER 20, 1996.

                              AVAILABLE INFORMATION

         Genesis has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the registration of Genesis Common Stock owned by the Selling Stockholders. This Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

         Genesis is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621, and at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials and other information concerning Genesis are also filed electronically with the commission and are accessible via the Worldwide Web at http://www.sec.gov.

         In addition, the Company's Common Stock, 6% Convertible Senior Subordinated Debentures due 2003 and 9-3/4% Senior Subordinated Notes due 2005 are listed on the New York Stock Exchange. The Company's reports, proxy statements and other information filed under the Exchange Act may also be inspected and copied at the New York Stock Exchange, 120 Broad Street, New York, New York 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents and portions of documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus and made a part hereof: (i) the Annual Report on Form 10-K for the year ended September 30, 1995; (ii) the Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996, as amended; (iii) the Current Report on Form 8-K dated November 30, 1995, as amended; (iv) the Current Report on Form 8-K dated April 21, 1996; (v) the Current Report on Form 8-K dated May 3, 1996, as amended; (vi) the Current Report on Form 8-K dated May 8, 1996; (vii) the Current Report on Form 8-K/A dated July 11, 1996;
(viii) the Current Report on Form 8-K dated July 26, 1996; (ix) the Current Report on Form 8-K dated October 2, 1996; and (x) the Current Report on Form 8-K dated October 11, 1996.

         All documents filed by Genesis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for such copies should be directed to Genesis Health Ventures, Inc., 148 West State Street, Kennett Square, Pennsylvania 19348, Attention: Investor Relations, telephone (610) 444-6350.


                                   THE COMPANY

         Genesis is a leading provider of healthcare and support services to the elderly. The Company has developed the Genesis ElderCare(sm) delivery model of integrated healthcare networks to provide cost-effective, outcome-oriented services to the elderly. Through these integrated healthcare networks, Genesis provides basic healthcare and specialty medical services to more than 75,000 customers in five regional markets in the Eastern United States in which over 3,000,000 people over the age of 65 reside. The networks include 153 eldercare centers with approximately 20,120 beds; 18 primary care physician clinics; approximately 70 physicians, physician assistants and nurse practitioners; 12 institutional pharmacies and six medical supply distribution centers serving over 52,000 beds; certified rehabilitation agencies providing services through approximately 290 contracts; and seven home healthcare agencies. Genesis has concentrated its eldercare networks in five geographic regions in order to achieve operating efficiencies, economies of scale and significant market share. The five geographic markets that Genesis principally serves are: Massachusetts/ Connecticut/New Hampshire; Eastern Pennsylvania/Delaware Valley; Southern Delaware/Eastern Shore of Maryland; Baltimore, Maryland/Washington, D.C.; and Central Florida. Genesis is a Pennsylvania corporation that was organized in 1985. Genesis' principal executive offices are located at 148 West State Street, Kennett Square, Pennsylvania 19348, and its telephone number is (610) 444-6350.


                                 USE OF PROCEEDS

         Genesis will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of the date of this Prospectus regarding the ownership of shares of Genesis Common Stock of each Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. All of the Shares being offered by the Selling Stockholders were acquired by them as a result of the acquisition by Genesis of Professional Pharmacy Services, Inc., Medical Services Group, Inc., CareCard, Inc., Transport Services, Inc. and NeighborCare Pharmacies, Inc. (collectively, "NeighborCare"). The Shares are being registered to permit public secondary trading in the Shares and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."


                                                  # of Shares       # of Shares       # of Shares
                  Name of                        Owned Before      Being Offered      Owned After
            Selling Stockholder                  the Offering        for Sale        the Offering
---------------------------------------------  ----------------- ----------------- -----------------
Chase Manhattan Investment Holdings, Inc.               34,401            34,401                --
Michael Bronfein and Jessica Bronfein                  139,171            70,977            68,194
Stanton Ades and Renee Ades                            139,171            70,977            68,194


                              PLAN OF DISTRIBUTION

         The Shares offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq National Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Stockholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon Genesis being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         The Registration Statement shall remain effective until the earlier of
(i) the date on which all of the Shares included in the Registration Statement have been sold or permitted to be sold under Rule 144 or (ii) June 5, 1998.

         Genesis shall pay all expenses incident to the registration of the Common Stock, including, without limitation, the filing of this Registration Statement, including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company, and all fees and expenses incurred in connection with the listing of the Common Stock on the New York Stock Exchange. Each selling stockholder shall pay all expenses relating to the sale of the shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such selling stockholder.

         In accordance with the Registration Rights Agreement dated June 5, 1996, by and among Genesis, Chase Manhattan Investment Holdings, Inc., Michael Bronfein, Jessica Bronfein, Stanton Ades and Renee Ades (the "Registration Rights Agreement"), Genesis has agreed to indemnify the Selling Stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder has agreed to indemnify Genesis and its directors, and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

         An opinion has been rendered by the law firm of Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania, to the effect that the shares of Common Stock offered by the Selling Stockholders hereby are legally issued, fully paid and non-assessable. Stephen Luongo, a partner in Blank Rome Comisky & McCauley, is the beneficial owner of 36,097 shares of Common Stock and is a director of the Company.


                                     EXPERTS

         The consolidated financial statements of Genesis and its subsidiaries as of September 30, 1994 and 1995, and for each of the years in the three-year period ended September 30, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of McKerley Health Care Centers, Inc. for the years ended December 31, 1994 and 1993, the financial statements of McKerley Health Facilities for the years ended December 31, 1994 and 1993, and the financial statements and other financial information of McKerley Health Care Center - Concord Limited Partnership for the period from March 11, 1994 to December 31, 1994, appearing in the Company's Current Report on Form 8-K/A dated April 5, 1996, and the financial statements of National Health Care Affiliates, Inc. and Related Entities for the year ended December 31, 1995, appearing in the Company's Current Report on Form 8-K/A dated May 3, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Geriatric and Medical Companies, Inc. and subsidiaries as of May 31, 1996 and for each of the years in the two-year period ended May 31, 1996 appearing in the Genesis Health Ventures, Inc.'s Current Report on Form 8-K/A dated July 11, 1996 have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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 No dealer, salesman or other person                                 176,355 Shares
has been authorized to give any information or
to make any representations other
than those contained in this Prospectus and,
if given or made, such information
or representations must not be relied upon as
having been authorized by Genesis or the                      GENESIS HEALTH VENTURES, INC.
Selling Stockholders.  This Prospectus does
not constitute an offer to sell or a solicitation
of an offer to buy to any person in any
jurisdiction in which such offer or solicitation
would be unlawful or to any person to whom
it is unlawful.  Neither the delivery of this
Prospectus nor any offer or sale made                                 Common Stock
hereunder shall, under any circumstances,
create any implication that there has
been no change in the affairs of Genesis
or that information contained herein is
correct as of any time subsequent to the
date hereof.
                                                                     ---------------

                    _______________                                    PROSPECTUS
                                                                     ---------------

                   TABLE OF CONTENTS

                                              Page

Available Information............................2
Incorporation of Documents
   by Reference..................................2
The Company......................................3
Use of Proceeds..................................3
Selling Stockholders.............................4
Plan of Distribution.............................4
Legal Matters....................................5                    December 20, 1996
Experts..........................................5




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